As filed with the Securities and Exchange Commission on April 11, 2011

Registration No. 333-169049

333-154746

333-146848

333-132995

333-118369

333-98331

333-26435

333-20839

333-15925

33-90326

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-169049

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-154746

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-146848

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-132995

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-118369

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-98331

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-26435

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-20839

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-15925

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-90326

UNDER

THE SECURITIES ACT OF 1933

TERREMARK WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-0873124
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

One Biscayne Tower

2 South Biscayne Boulevard, Suite 2800

Miami, Florida 33131

(305) 856-3200

(Address, including Zip Code, Telephone Number,

including Area Code, of Registrant’s Principal Executive Offices)

Amended and Restated Terremark Worldwide, Inc. 2005 Executive Incentive Compensation Plan

Terremark Worldwide, Inc. 2005 Executive Incentive Compensation Plan

Terremark Worldwide, Inc. Amended and Restated 2000 Stock Option Plan

Terremark Worldwide, Inc. 2000 Stock Option Plan

Terremark Worldwide, Inc. 2000 Directors’ Stock Option Plan

1996 AVIC Group International, Inc. Stock Option Plan

Shares of Common Stock and Warrants Issued Pursuant to Employment and Consulting Agreements

Stock Options Issued Pursuant to Consulting Agreements

1995 AVIC Group International, Inc. Stock Option Plan

(Full Title of the Plan)

Adam Smith

Chief Legal Officer

2 South Biscayne Boulevard, Suite 2800

Miami, Florida 33131

(305) 856-3200

(Name, Address and Telephone Number,

including Area Code, of Agent for Service)

Copies to:

Frederick S. Green, Esq.

Michael E. Lubowitz, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Terremark Worldwide, Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company and all participations, registered under the following Registration Statements on Form S-8 filed by the Company (each, a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “Commission”), pertaining to the registration of shares of common Stock offered under certain employee benefit and equity plans and agreements:

•

Registration Statement on Form S-8 (No. 333-169049), which was filed with the Commission on August 26, 2010, pertaining to the registration of 5,000,000 shares of Common Stock relating to the Amended and Restated Terremark Worldwide, Inc. 2005 Executive Incentive Compensation Plan.

•

Registration Statement on Form S-8 (No. 333-154746), which was filed with the Commission on October 24, 2008, pertaining to the registration of 1,500,000 shares of Common Stock relating to the Terremark Worldwide, Inc. 2005 Executive Incentive Compensation Plan.

•

Registration Statement on Form S-8 (No. 333-146848), which was filed with the Commission on October 22, 2007, pertaining to the registration of 3,000,000 shares of Common Stock relating to the Terremark Worldwide, Inc. 2005 Executive Incentive Compensation Plan.

•

Registration Statement on Form S-8 (No. 333-132995), which was filed with the Commission on April 5, 2006, pertaining to the registration of 1,000,000 shares of Common Stock relating to the Terremark Worldwide, Inc. 2005 Executive Incentive Compensation Plan.

•

Registration Statement on Form S-8 (No. 333-118369), which was filed with the Commission on August 19, 2004, pertaining to the registration of 5,000,000 shares of Common Stock relating to the Terremark Worldwide, Inc. Amended and Restated 2000 Stock Option Plan.

•

Registration Statement on Form S-8 (No. 333-98331), which was filed with the Commission on August 19, 2002, pertaining to the registration of 6,500,000 shares of Common Stock relating to the Terremark Worldwide, Inc. 2000 Stock Option Plan and the Terremark Worldwide, Inc. 2000 Directors’ Stock Option Plan.

•

Registration Statement on Form S-8 (No. 333-26435), which was filed with the Commission on May 2, 1997, pertaining to the registration of 12,000,000 shares of Common Stock relating to the 1996 AVIC Group International, Inc. Stock Option Plan.

•

Registration Statement on Form S-8 (No. 333-20839), which was filed with the Commission on January 31, 1997, pertaining to the registration of 397,500 shares of Common Stock relating to the Shares of Common Stock and Warrants Issued Pursuant to Employment and Consulting Agreements.

•

Registration Statement on Form S-8 (No. 333-15925), which was filed with the Commission on November 12, 1996, pertaining to the registration of 65,064 shares of Common Stock relating to the Stock Options Issued Pursuant to Consulting Agreements.

•

Registration Statement on Form S-8 (No. 33-90326), which was filed with the Commission on March 14, 1995, pertaining to the registration of 500,000 shares of Common Stock relating to the 1995 AVIC Group International, Inc. Stock Option Plan.

On January 27, 2011, the Company entered into an Agreement and Plan of Merger, as amended on February 28, 2011 (the “Merger Agreement”), with Verizon Communications Inc., a Delaware corporation (“Parent”), and Verizon Holdings Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), providing for, among other things, the merger of Purchaser with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, wholly-owned by Parent. The Merger became effective at 8:00 a.m. on April 11, 2011 (the “Effective Time”), pursuant to a Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware.

At the Effective Time, each share of Common Stock of the Company issued and outstanding immediately prior to the Merger was cancelled and (other than shares owned by Parent or the Purchaser or shares with respect to which appraisal rights were properly exercised under Delaware law) converted into the right to receive $19.00 per share in cash, without interest thereon and less any required withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. The Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on April 11, 2011.

TERREMARK WORLDWIDE, INC.

By:	/s/ Manuel D. Medina

Name: Manuel D. Medina
Title: Chief Executive Officer

Pursuant to the requirements of Securities Act of 1933, these Post-Effective Amendments to the Registration Statements on Form S-8 have been signed by the following persons on April 11, 2011 in the capacities indicated.

Signature	Title

/s/ Manuel D. Medina Manuel D. Medina	President and Chief Executive Officer (Principal Executive Officer)

/s/ Jose A. Segrera Jose A. Segrera	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Lowell C. McAdam Lowell C. McAdam	Director

/s/ Francis J. Shammo Francis J. Shammo	Director

/s/ John W. Diercksen John W. Diercksen	Director